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                                                                      EXHIBIT 21




                            DEVON ENERGY CORPORATION


                            Significant Subsidiaries


1.       Devon Energy Corporation (Oklahoma), an Oklahoma corporation;

2.       Devon Energy Production Company, L.P., an Oklahoma limited partnership;

3.       Northstar Energy Corporation, an Alberta corporation;

4.       Devon MND Operating, Inc., a Delaware corporation;

5.       Devon Canada Corporation, an Alberta corporation;

6.       Devon Canada, a general partnership registered in Alberta;

7.       Devon AXL, a general partnership registered in Alberta;

8.       Devon Energy Operating Company, L.P., a Delaware limited partnership;
         and

9.       Devon Gas Services, L.P., a Delaware limited partnership.